Exhibit 10.14
CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO RULE 406 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ARE SUBJECT TO A CONFIDENTIAL TREATMENT REQUEST. COPIES OF THIS EXHIBIT CONTAINING THE OMITTED INFORMATION HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. THE OMITTED PORTIONS OF THIS DOCUMENT ARE MARKED WITH A [***].
U.S. Service Agreement
This Agreement is made by Tutogen Medical, Inc., a Florida corporation with offices at 925 Allwood Road, Clifton, NJ 07012, U.S.A (“Tutogen”) and Sulzer Calcitek Inc., a Delaware corporation with offices at 1900 Aston Avenue, Carlsbad, California, U.S.A (“Sulzer”).
W I T N E S S E T H:
WHEREAS, Tutogen collects donated allograft tissue from sources throughout Europe and within the United States, processes such tissue itself or provides such tissue for processing by others, and makes processed tissue available to users through various distributors throughout the world, including the United States;
WHEREAS, Tutogen’s distribution of processed bone tissue for dental applications in the United States is not extensive at the present time;
WHEREAS, Tutogen desires to process and distribute for itself allograft bone tissue products for dental applications in the United States;
WHEREAS, Sulzer manufactures and sells worldwide a line of products used in dental applications and maintains an understanding of the market for products used in dental applications, including products manufactured from processed allograft bone tissue; and
WHEREAS, Sulzer is willing to provide its expertise and support services to Tutogen in consideration of Tutogen’s agreement to process for itself donated allograft bone tissue and to make the processed tissue available to users in the US, using exclusively Sulzer’s expertise and support services;
NOW, THEREFORE, in consideration of the foregoing premises and the terms and conditions set forth below, the parties hereby agree as follows:
1. Definitions
1.1	“Affiliate” shall mean an entity that controls, is controlled by, or is under common control with a party. For purposes of this definition, “control” shall mean the possession, directly or indirectly, of a majority of the voting power of such entity (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise); provided that, such entity shall be deemed an Affiliate only so long as such control continues.

1.2	“Average Aging Date” shall have the meaning set forth in Section 4.2.

1.3	“Clinical Expenses” shall have the meaning set forth in Section 5.3.

1.4	“Contract Year” shall mean the one-year period following the Effective Date of this Agreement and each one-year period following each anniversary of the Effective Date of this Agreement.

1.5	“Effective Date” shall mean the date on which this Agreement has been executed by an authorized officer of each party, as witnessed on the signature page of this Agreement.
U.S. Service Agreement - Page 1

1.6	“FDA” shall mean the United States Food and Drug Administration.

1.7	“Field of Use” shall mean all uses of processed allograft bone tissue in or adjoining the human maxilla or the human mandible.

1.8	“Permitted Successor” shall mean any individual, corporation, partnership, joint venture, association, trust, or any other entity or organization of any kind or character that assumes the obligations of a party under this Agreement as permitted according to the terms of this Agreement.

1.9	“Processed Tissues” shall mean allograft bone tissue processed by Tutogen or an Affiliate of Tutogen or a Permitted Successor of Tutogen, as listed in Schedule A attached hereto. The parties shall mutually agree as to the addition of processed tissues to Schedule A. To the extent that a Processed Tissue is not available from Tutogen at the time of its listing on Schedule A, the parties agree to collaborate on its final design and development in accordance with Section 2 of the Processed Tissue Development and License Agreement of even date between Sulzer and an Affiliate of Tutogen.

1.10	“Regulatory Plan” shall have the meaning set forth in Section 5.2.2.

1.11	“RTI Agreement” shall mean the Shaft Recovery and Service Reimbursement Agreement between Tutogen and Regeneration Technologies Inc. (“RTI”), as successor to the University of Florida Tissue Bank, effective as of 29 September 1998, as modified by Amendment thereto dated 28 June 1999, pursuant to which Tutogen supplies certain human donor bone tissue to RTI, which RTI processes for use in surgical applications.

1.12	“Services” shall have the meaning set forth in Section 2.2.

1.13	“Territory” shall mean the United States, including its territories and possessions.

1.14	“Third Party” shall mean a person or entity other than Tutogen, any Tutogen Affiliate, Sulzer, any Sulzer Affiliate or any officer, director, or employee of Tutogen, any Tutogen Affiliate, Sulzer, or any Sulzer Affiliate.
2. Grant of Rights
2.1	Supply of Processed Tissue. During the term of this Agreement, to the extent that it can do so without breaching an obligation under a pre-existing agreement, including the RTI Agreement, Tutogen agrees to collect donated allograft bone tissue, process such bone tissue itself using its proprietary Tutoplast® process, manufacture the Processed Tissues, and make the Processed Tissues available in the Territory for the Field of Use using the Services of Sulzer.

2.2	Sulzer’s Services. Sulzer shall use reasonable efforts to provide the following services (the “Services”) to Tutogen, as soon as is reasonably possible following the Effective Date, for the purpose of making Processed Tissues available to users in the Territory for the Field of Use:
2.2.1	providing and training field support personnel necessary to meet and communicate with clinicians regarding the Processed Tissues and their use; and
U.S. Service Agreement - Page 2

2.2.2	preparing and distributing printed materials describing and promoting use of the Processed Tissues.
2.3	Exclusive Right. Tutogen hereby grants Sulzer the exclusive right during the term of this Agreement to provide the Services for the Processed Tissues in the Territory for the Field of Use. So long as donated allograft bone tissue continues to be available to Tutogen or any of its Affiliates or its Permitted Successors during the term of this Agreement, including tissues collected from sources available to Tutogen or its Affiliates as of the Effective Date, as well as tissues collected from sources developed by Tutogen or its Affiliates or its Permitted Successors during the term of this Agreement, Tutogen or its Permitted Successors shall make the Processed Tissues available to users in the Territory using exclusively the Services of Sulzer. During the term of this Agreement, neither Tutogen, nor any Affiliate of Tutogen, nor any Permitted Successor of Tutogen shall permit or engage an entity other than Sulzer to provide the Services in the Territory for the Field of Use.

2.4	Consignment Inventory. Tutogen shall have the option to consign inventory of the Processed Tissues to Sulzer for the benefit of Processed Tissue users in circumstances in which users could not timely obtain the Processed Tissues directly from Tutogen. In no event shall Sulzer acquire title to the consigned Processed Tissues. Tutogen shall mark the consigned Processed Tissues as the sole property of Tutogen.

2.5	Consideration. In consideration of the rights granted by Tutogen to Sulzer in this Section 2, Sulzer agrees to pay Tutogen US$ [***] by wire transfer pursuant to Tutogen’s written instructions within five business days following the date on which Tutogen first delivers an order for Processed Tissues obtained by use of the Services.
3.	Sulzer’s Obligations
3.1	Service Fees for Processed Tissues. Tutogen shall specify the appropriate fee to Processed Tissue users for Tutogen’s services in making each of the Processed Tissues available in the Territory. Based on its knowledge and understanding of dental-related matters, Sulzer shall advise Tutogen on appropriate fees and recommend such fees for Tutogen’s services for each Processed Tissue, including adjustments in such fees as necessary in Sulzer’s opinion. In no event shall any payment be made to Tutogen or Sulzer for any donated human tissue.

3.2	Forecasting. Within 30 days following execution of this Agreement, Sulzer shall provide Tutogen with a monthly forecast of demand for the Processed Tissues during the succeeding six-month period. Commencing with the second calendar quarter of 2001 and continuing quarterly thereafter, Sulzer shall provide Tutogen, no later than 15 days prior to each calendar quarter, with a rolling monthly forecast of demand for the Processed Tissues for the succeeding 12 months. Sulzer’s forecasts shall specify the anticipated demand by Processed Tissue and by month. Sulzer shall incur no liability to Tutogen in the event that actual demand for the Processed Tissues differs from Sulzer’s forecasts.
U.S. Service Agreement - Page 3

4.	Tutogen’s Obligations
4.1	Processed Tissue Supply. Tutogen agrees to use reasonable efforts to procure donor allograft bone tissue, process the tissue using the Tutoplast® process according to Sulzer’s forecasts of demand for Processed Tissues (Section 3.2), deliver the Processed Tissues to users in a timely manner, and invoice the users for Tutogen’s services in a timely manner. In no event shall Tutogen or an Affiliate of Tutogen or a Permitted Successor of Tutogen during the term of this Agreement supply allograft bone tissue, whether processed or unprocessed, to a Third Party for further distribution in the Territory for the Field of Use; provided that, Tutogen shall be obligated, as contemplated by Section 2.1 of this Agreement, to supply Processed Tissues directly to users, and Tutogen shall be permitted to deliver unprocessed allograft bone tissue pursuant to the RTI Agreement so long as Tutogen’s supply of allograft bone tissue exceeds the demand for Processed Tissues under this Agreement.

4.2	Sulzer’s Service Fee. Tutogen agrees to pay Sulzer a fee (the “Service Fee”) for Sulzer’s services as set forth in Schedule B. The Service Fee shall be paid by Tutogen monthly no later than the Average Aging Date. The “Average Aging Date” shall be fixed annually at the onset of each new Contract Year and shall be the last business day of the month during which Tutogen invoices the user for its services, plus the average aging period for Tutogen’s invoices for services during the preceding Contract Year. The Average Aging Date shall be 90 days for the first Contract Year. The Service Fee shall be deemed to cover all services rendered by Sulzer under this Agreement, irrespective of whether such services are encompassed by the Services specified in Section 2.2 above, whether they are expressly mentioned elsewhere in this Agreement, or whether they are not mentioned.

4.3	Report. Tutogen shall prepare and deliver to Sulzer within 15 days following the end of each month a report detailing for each order completed during the preceding month: the user, the number of Processed Tissue units delivered, the fee for Tutogen’s services invoiced in connection with each such Processed Tissue unit, and the amount of Sulzer’s Service Fee for each Processed Tissue unit.

4.4	Audit. Upon reasonable notice to Tutogen, Sulzer shall have the right to have an independent certified public accountant, selected by Sulzer and reasonably acceptable to Tutogen, audit during normal business hours only such records of Tutogen as are necessary to verify the calculation of the Service Fee; provided, however, that such audit shall not take place more frequently than once a year and shall not cover records for more than the preceding four (4) years. Any such audit shall be at the expense of Sulzer unless such audit concludes that Tutogen has underpaid the Service Fee by more than five percent, in which case such audit shall be at the expense of Tutogen.

4.5	Processed Tissue Samples. Tutogen agrees to provide to Sulzer at no expense to Sulzer such samples of the Processed Tissues as Sulzer may reasonably require to assist it in the performance of the Services.

4.6	Training. Tutogen agrees to provide training services to Sulzer, as reasonably requested by Sulzer, regarding the Tutoplast® process and the manufacture and use of the Processed Tissues, Tutogen and Sulzer shall confer and agree upon
U.S. Service Agreement - Page 4

on the scope of and location for the training services to be provided by Tutogen and the distribution of the expenses for such training services.
5.	Regulatory Matters
5.1	Import Compliance. Tutogen agrees to comply with and maintain compliance with all governmental rules, regulations, statutes and other laws of any kind necessary to import into and distribute the Processed Tissues within the Territory.

5.2	Regulatory Responsibilities. The parties understand that as of the Effective Date of this Agreement, allograft processed tissues are not regulated by the FDA as a medical device. In the event that the FDA commences regulation of a Processed Tissue as a medical device or other matter subsequent to the Effective Date, subject to the agreement of both Sulzer and Tutogen within 90 days from the effective date of such FDA regulation, Tutogen shall be responsible for applying for regulatory approval from the FDA to make such regulated Processed Tissue available in the Territory for the Field of Use.
5.2.1	In the event that either.Sulzer or Tutogen, in its sole discretion, does not agree to seek regulatory approval for the newly regulated Processed Tissue, then such Processed Tissue shall be removed from Schedule A. If Tutogen desires to seek regulatory approval, but Sulzer does not, Tutogen shall have the right to seek regulatory approval for such Processed Tissue at its own expense and to make such processed tissue available to users without obligation to Sulzer under this Agreement. If Sulzer desires to seek regulatory approval for such Processed Tissue, but Tutogen does not, Sulzer, subject to Tutogen’s agreement to supply the processed tissue, shall have the right to seek regulatory approval for such processed tissue at its own expense and to make such processed tissue available to users without obligation to Tutogen under this Agreement.

5.2.2	In the event that Sulzer and Tutogen each agree to seek regulatory approval for the newly regulated Processed Tissue, then the parties shall forthwith meet and agree upon a plan pursuant to which Tutogen will seek regulatory approval for the Processed Tissue from the FDA. (the “Regulatory Plan”). The Regulatory Plan shall include an agreement as to the scope, timing, and supervisory responsibility for preclinical studies, clinical trials, regulatory submissions, and all other matters related to the FDA regulatory approval process for the Processed Tissue. The parties shall meet at least once annually to review and amend the Regulatory Plan as dictated by the current status of the clinical and regulatory process.
5.3	Clinical Expenses. Sulzer and Tutogen shall each pay one-half of all out-of-pocket expenses incurred in execution of a Regulatory Plan subsequent to the Effective Date, excluding salary, benefits, and other costs for employees of the parties (the “Clinical Expenses”).
5.3.1	In the absence of an agreement to the contrary, a party that incurs Clinical Expenses in a calendar quarter shall invoice the other party quarterly in arrears for one-half of such Clinical Expenses. The invoice shall specify for each such expense the vendor, the purpose, and the
U.S. Service Agreement - Page 5

date such expense was incurred and shall include a copy of supporting documentation of the expense.
5.3.2	A party receiving an invoice for Clinical Expenses, unless the invoice is disputed, shall either pay the invoice or setoff the invoice with other Clinical Expenses within 45 days from the date of the invoice.
5.4	Ownership of Approvals. Tutogen shall be the record owner of all FDA approvals to make regulated Processed Tissues available in the Territory for the Field of Use.

5.5	Cooperation and Assistance. Tutogen and Sulzer agree to cooperate and assist one another as the other may reasonably request regarding registration of and regulatory matters relating to the Processed Tissues.

5.6	Processed Tissue Recalls. Tutogen, as manufacturer of the Processed Tissues, shall be responsible for execution of and all expenses related to any recall of Processed Tissues, including, but not limited to, retrieving recalled Processed Tissues from users, scrapping or discarding recalled Processed Tissues, and resupplying users with replacement Processed Tissues.
6.	Trademarks
6.1	License Grant. Tutogen grants Sulzer a nonexclusive license under Tutogen’s trademark, Tutoplast® and Tutodent (the “Trademarks”), to use the Trademarks solely in connection with the Processed Tissues in the performance of Sulzer’s Services within the Territory for the Field of Use.

6.2	Approval of Marketing Publications. Sulzer shall provide Tutogen with samples of all of Sulzer’s printed materials utilizing a Trademark in advance of publication of the same. Tutogen shall be deemed to have approved such samples for actual use unless it objects in writing within 10 business days following Sulzer’s delivery of same.

6.3	New Trademarks. Subject to the approval of Tutogen, which shall not be withheld unreasonably, Sulzer shall have the right to adopt new trademarks of its choosing for use in connection with the Processed Tissues.
7.	Term and Termination
7.1	Term. This Agreement shall be effective on the Effective Date and shall remain in effect for an initial term of 10 Contract Years, unless sooner terminated according to the terms set forth in this Agreement. At the end of the tenth Contract Year and each succeeding anniversary of the Effective Date, this Agreement shall renew automatically for a successive one-year term unless one party gives the other party written notice of termination at least 12 months in advance of the renewal date.

7.2	Material Breach. If either party is in material breach of any obligation in this Agreement, the non-breaching party may give written notice to the breaching party of its intention to terminate this Agreement, and this Agreement will terminate 60 days after the giving of such notice unless during the 60-day period (i) the breach has been cured, or (ii) if a breach is incapable of cure within the 60-
U.S. Service Agreement - Page 6

day period, the breaching party has commenced action which is calculated to result in a cure of the breach to the reasonable satisfaction of the non-breaching party within 120 days after the giving of notice. If at the end of the 60-day or 120-day period following a notice of termination the parties disagree as to whether the Agreement has terminated as provided in this paragraph, the parties shall continue to perform under this Agreement until an arbitration tribunal constituted as provided in this Agreement has ruled on the matter.
7.3	Insolvency. Either party may terminate this Agreement immediately on delivery of written notice to the other party (i) upon the institution by or against such other party of insolvency, receivership, or bankruptcy proceedings or any other proceedings for the settlement of such party’s debts; provided that, with respect to involuntary proceedings, such proceedings are not dismissed within 120 days, (ii) upon such other party’s making an assignment for the benefit of creditors, or (iii) upon such other party’s dissolution or ceasing to do business.

7.4	Termination Without Cause. Sulzer shall have the right to terminate this Agreement with or without cause at any time on or after 1 January 2002; provided that, Sulzer shall have given Tutogen written notice of termination at least 12 months in advance of the termination date. In the event that Sulzer shall terminate this Agreement without cause as provided in this Section 7.4, neither Sulzer nor any Affiliate of Sulzer shall for a period of one year following the effective date of termination enter into an agreement, either directly or indirectly, to own, operate, advise, or have any interest in any business relating to the Processed Tissues in the Territory for the Field of Use.

7.5	Interruption of Donor Availability. Notwithstanding the Force Majeure provision in Section 9.2, in the event that Tutogen is unable to supply Processed Tissues for a continuous period of six months because Tutogen, for whatever reason, is unable to obtain tissue donors, Sulzer shall have the right to terminate this Agreement. In the event that Sulzer terminates this Agreement pursuant to this Section 7.5, Tutogen shall be entitled to retain any payments made by Sulzer.

7.6	Refund of Clinical Expenses. In the event that the Agreement terminates (i) by reason of Tutogen’s notice of termination under Section 7.1, or (ii) by reason of Tutogen’s material breach under Section 7.2, then Tutogen shall be obligated to reimburse Sulzer’s payment of Clinical Expenses, as determined in this Section 7.6, in obtaining or attempting to obtain regulatory approval for Processed Tissues under Section 5. For each Processed Tissue as to which Sulzer incurred unreimbursed Clinical Expenses, Tutogen shall be obligated to reimburse an amount determined by multiplying the unreimbursed Clinical Expenses paid by Sulzer for that Processed Tissue by the Reimbursement Ratio. The “Reimbursement Ratio” is
[***]
[***]
[***]
U.S. Service Agreement - Page 7

[***] The reimbursed amount shall be paid in three equal annual installments due within 60 days of the date of termination, one year after termination, and two years after termination, without interest.
8.	Representations, Warranties, Indemnities, and Limitation of Liabilities
8.1	Tutogen. Tutogen represents and warrants to Sulzer, as follows:
8.1.1	Tutogen has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery, and performance of this Agreement have been validly authorized by Tutogen.

8.1.2	Tutogen has the right to grant to Sulzer the rights and licenses granted in this Agreement.

8.1.3	As of the date of this Agreement, and to the best of its knowledge and belief, neither the processing of, nor the use of, nor the collection of fees related to the Processed Tissues in the Territory constitutes a misuse or misappropriation of confidential information or trade secrets or a breach of confidence, and does not infringe or violate any valid patent, trademark, or copyright or any other intellectual property rights of any third party. Tutogen has disclosed to Sulzer all patents and other intellectual property rights which, to Tutogen’s knowledge, may have a material effect on Sulzer’s ability to make available the Processed Tissues.

8.1.4	Tutogen has not received notice that the processing of, use of, or collection of service fees related to the Processed Tissues violates any patent rights or any other intellectual property right or constitutes a misappropriation or misuse of trade secrets or proprietary information.

8.1.5	Tutogen shall promptly notify Sulzer of any claim of infringement or misappropriation relating to the Processed Tissues.

8.1.6	To the best of Tutogen’s knowledge and belief, Tutogen’s procurement of donor allograft tissue complies fully with all laws of the country in which the donor tissue is collected, including all national, regional, and local laws.

8.1.7	To the best of Tutogen’s knowledge and belief, Tutogen possesses all governmental and other approvals required for the collection and processing of donor allograft tissue, and Tutogen shall use reasonable efforts to maintain all such approvals throughout the term of this Agreement.

8.1.8	To the best of Tutogen’s knowledge and belief, Tutogen’s distribution of the Processed Tissues as contemplated under this Agreement complies fully with the United States National Organ Transplant Act (“NOTA”), 42 U.S.C. section 274e. Tutogen shall give Sulzer immediate notice in the event that Tutogen becomes aware of an investigation or inquiry from any regulatory or governmental authority of a potential violation of NOTA.
U.S. Service Agreement - Page 8

8.1.9	For a period of 12 months from the date of Tutogen’s delivery to a user, each Processed Tissue shall be free from defects in material, manufacturing, and workmanship, including, but not limited to, disease, excluding defects caused by the abuse, misuse, neglect, or by improper testing, handling, storage, or use by a party other than Tutogen.

8.1.10	During the term of this Agreement, except as required by law or by a pre-existing contractual obligation of Tutogen, Tutogen will not, directly or through an Affiliate, assign, sell, transfer, convey, or otherwise alienate in whole or in part any right to receive donated allograft bone tissue without the prior written agreement of Sulzer.
8.2	Liability for Breach of Processed Tissue Warranty. If any failure to conform to the representation and warranty set forth in Section 8.1.9 appears within the applicable warranty period, Tutogen will, at its option and expense, correct any such failure either by replacing the defective or non-conforming Processed Tissue or by repairing such Processed Tissue. In no event shall the liability of Tutogen in connection with such warranty exceed the cost of replacing or repairing the defective Processed Tissue. The foregoing shall constitute the exclusive remedy of Sulzer and the sole liability of Tutogen whether in contract or in tort or otherwise relating to a defect of a Processed Tissue.

8.3	Exclusion of Other Warranties. The representations and warranties stated in Section 8.1 are expressly in lieu of all other warranties, including, but not limited to, any implied warranty of merchantability or of fitness, and constitute the only warranties made with respect to any Processed Tissue.

8.4	Sulzer. Sulzer represents and warrants to Tutogen, as follows:
8.4.1	Sulzer has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery, and performance of this Agreement have been validly authorized by Sulzer.
8.5	Indemnity by Tutogen.
8.5.1	Tutogen shall defend, indemnify, and hold harmless Sulzer against any liability or damages from any third party claims, suits, proceedings, demands, recoveries, or expenses (“Claims”) to the extent that such Claims arise from or are based upon; (i) material breach by Tutogen of any of its representations or warranties contained herein; or (ii) negligence, gross negligence, or intentionally wrongful acts or omissions on the part of Tutogen; provided that Sulzer: (a) promptly notifies Tutogen in writing of any such Claim which comes to its attention; (b) allows Tutogen to control the defense or settlement of such Claim; (c) does not enter into any settlement or compromise of such Claim without the express authorization of Tutogen; and (d) reasonably cooperates with Tutogen in the defense of such Claim, subject to Tutogen’s payment of all reasonable out-of-pocket expenses associated with such cooperation by Sulzer. Sulzer shall have the right to participate in a non-controlling fashion in such legal proceeding at its sole expense.

U.S. Service Agreement - Page 9

8.5.2	No undertaking of Tutogen under this section shall extend to any such alleged infringement or violation to the extent that it: (a) arises from adherence to design modifications, specifications, drawings, or written instructions which Tutogen is directed by Sulzer to follow, but only if such alleged infringement or violation does not reside in corresponding Processed Tissue of Tutogen’s design or selection; or (b) arises from adherence to instructions to apply Sulzer’s trademark, trade name, or other company identification; or (c) resides in a Processed Tissue which is not of Tutogen’s origin and which is furnished by Sulzer to Tutogen for use under this Agreement; or (d) relates to use of Processed Tissues or other items provided by Tutogen in combination with other Processed Tissues or items furnished either by Tutogen or others, which combination was not installed, recommended, or otherwise approved by Tutogen. In the foregoing cases numbered (a) through (d), Sulzer will defend and hold Tutogen harmless, subject to the same terms and conditions and exceptions stated above, with respect to Tutogen’s rights and obligations under this clause.
8.6	Indemnity by Sulzer.
8.6.1	Sulzer shall defend, indemnify, and hold harmless Tutogen against any liability or damages from any third party claims, suits, proceedings, demands, recoveries, or expenses (“Claims”) to the extent that such Claims arise from or are based upon: (i) material breach by Sulzer of any of its representations or warranties contained herein; or (ii) negligence, gross negligence, or intentionally wrongful acts or omissions on the part of Sulzer; provided that Tutogen; (a) promptly notifies Sulzer in writing of any such Claim which comes to its attention; (b) allows Sulzer to control the defense or settlement of such Claim; (c) does not enter into any settlement or compromise of such Claim without the express authorization of Sulzer; and (d) reasonably cooperates with Sulzer in the defense of such Claim, subject to Sulzer’s payment of all reasonable out-of-pocket expenses associated with such cooperation by Tutogen. Tutogen shall have the right to participate in a non-controlling fashion in such legal proceeding at its sole expense.

8.6.2	No undertaking of Sulzer under this section shall extend to any such alleged infringement or violation to the extent that it: (a) arises from adherence to design modifications, specifications, drawings, or written instructions which Sulzer is directed by Tutogen to follow, but only if such alleged infringement or violation does not reside in corresponding Processed Tissue of Sulzer’s design or selection; or (b) arises from adherence to instructions to apply Tutogen’s trademark, trade name, or other company identification; or (c) resides in a Processed Tissue which is not of Sulzer’s origin and which is furnished by Tutogen to Sulzer for use under this Agreement; or (d) relates to use of Processed Tissues or other items provided by Sulzer in combination with other Processed Tissues or other items, furnished either by Sulzer or others, which combination was not installed, recommended or otherwise approved by Sulzer. In the foregoing cases numbered (a) through (d), Tutogen will defend and hold Sulzer harmless, subject to the same

U.S. Service Agreement - Page 10

terms and conditions and exceptions stated above with respect to Sulzer’s rights and obligations under this clause.
8.7	Limitation of Liability to Third Parties. The liability of Tutogen and Sulzer with respect to any and all claims, actions, proceedings, or suits by any third party alleging infringement of patents, trademarks, or copyrights or violation of trade secrets or proprietary rights because of, or in connection with, any items furnished pursuant to this Agreement shall be limited to the specific undertakings contained in this Section 8.

8.8	Exclusion of Consequential Damages. Neither Tutogen nor Sulzer shall in any event or under any circumstances, including, but not limited to liability, delay, or warranty, be liable to the other for special or consequential damages, including but not limited to, loss of profit or revenue, loss of use of production line, or claims by customers for service interruptions. The remedies for the parties set forth in this Agreement are exclusive.

8.9	RTI Agreement. Notwithstanding anything herein to the contrary, nothing in this Agreement is intended to be, or shall be construed as being, a breach, anticipatory or otherwise, of the RTI Agreement as it existed following amendment on 28 June 1999.

9.	Miscellaneous Provisions

9.1	Entire Agreement.
9.1.1	This Agreement, together with the Xenograft Distribution Agreement and the Processed Tissue Development and License Agreement, all between the parties or their Affiliates of even date, embodies the final, complete, and exclusive understanding between the parties and supersedes all previous agreements, understandings, or arrangements between the parties with respect to its subject matter.

9.1.2	No modification or waiver of any terms or conditions hereof, nor any representations or warranties will be of any force or effect unless such modification or waiver is in writing and signed by an authorized officer of the party against whom enforcement is sought.
9.2	Force Majeure. Neither party will be liable to the other for its failure to perform any of its obligations under this Agreement only during any period in which such performance is delayed because of, or rendered impracticable or impossible due to, circumstances beyond its reasonable control, including but not limited to, strike, fire, flood, earthquake, windstorm, governmental acts or orders or restrictions (including acts of regulatory authorities and changes in the regulatory scheme for a Processed Tissue), failure of suppliers, or any other reason to the extent that the failure to perform is beyond the reasonable control and not caused by the negligence or willful misconduct of the non-performing party, provided that the party experiencing the delay promptly notifies the other of the delay.

9.3	Notices. All notices concerning this Agreement will be written in the English language and will be deemed to have been received (a) two days after being properly sent by commercial overnight courier, or (b) one day after being transmitted by confirmed facsimile, in each case addressed to the address below.

U.S. Service Agreement - Page 11

If to Tutogen:

Tutogen Medical, Inc. 925 Allwood Road Clifton, NJ 07012 USA Attention: President and CEO Telephone: 1 (973) 365-2799 Facsimile: 1 (973) 365-1690

With a copy to:

Tutogen Medical GmbH Industriestraße 6, D-91077 Neunkirchen am Brand GERMANY Attention: President and CEO Telephone: 49 (9134) 99 88 110 Facsimile: 49 (9134) 99 88 119

and

Dr. Dirk Lange Foerster + Rutow Irrerstr. 17-19 90403 Nürnberg GERMANY Telephone: 49 (911) 23 569 00 Facsimile: 49 (911) 23 569 11

If to Sulzer:

Sulzer Calcitek Inc. 1900 Aston Avenue Carlsbad, California 92008-7308 U.S.A. Attention: President Telephone: 1 (760) 431-9515 Facsimile: 1 (760) 431-9753

With a copy to:

Sulzer Medica USA Inc. 3 East Greenway Plaza, Suite 1600 Houston, Texas 77046 U.S.A. Attention: General Counsel Telephone: 1 (713) 561-6365 Facsimile: 1 (713) 561-6380

U.S. Service Agreement - Page 12

9.4	Governing Law. Recognizing that the laws within the United States and international jurisdictions vary in their content and effect with respect to similar subject matter, and that the parties desire uniformity and predictability in interpretation and enforcement of this Agreement and related agreements with international scope made contemporaneously by the parties and their Affiliates, the parties have agreed to the following provisions regarding applicable law to govern this Agreement; All matters affecting the interpretation, form, validity, and performance of this Agreement shall be decided under the laws of Switzerland. The United Nations Convention on Contracts for the International Sale of Goods of April 11, 1980 shall not be applicable.

9.5	Partial Invalidity. In the event that any provision of this Agreement will be unenforceable or invalid under any applicable law or be so held by applicable court decision, such unenforceability or invalidity will not render this Agreement unenforceable or invalid as a whole, and, in such event, such provision will be changed and interpreted so as best to accomplish the objectives of such unenforceable or invalid provision within the limits of the applicable law or applicable court decisions.

9.6	Independent Contractors. Each party will act as an independent contractor under the terms of this Agreement. Except as otherwise provided in this Agreement, neither party is, nor will it be deemed to be, an employee, agent, partner, co-venturer, or legal representative of the other for any purpose.

9.7	Nonassignability. Neither this Agreement nor any of the rights, interests, duties, or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of law or otherwise by any party without the prior written consent of the other party, except that either party may assign this Agreement to an Affiliate of such party; provided that, in no event shall a party assign to an Affiliate less than the entirety of its rights and obligations under this Agreement. Any assignment made in violation of this Section 9.7 will be void and of no effect. Subject to this Section 9.7, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against, the parties and their Permitted Successors.

9.8	Compliance With Laws. Notwithstanding other provisions in this Agreement regarding a failure to comply with laws, in performing this Agreement, each Party shall comply with all applicable laws and government regulations at all times, including but not limited to any applicable laws and regulations of the United States regarding the export or re-export or release of technology and technical data.

9.9	Arbitration.
9.9.1	In the event the Parties are unable to resolve any dispute or conflict arising from or relating to this Agreement within thirty (30) days after it is formally presented for resolution by written notice, any party may submit such conflict for resolution to the Chief Executive Officers of the parties.

9.9.2	In the event the Chief Executive Officers of the parties are unable to resolve such conflict within thirty (30) days after having such conflict submitted to them for resolution, the dispute shall be finally settled under the Rules of Conciliation and Arbitration of the International

U.S. Service Agreement - Page 13

Chamber of Commerce in Paris (“Rules”) by three arbitrators appointed in accordance with the Rules.

9.9.3	The place of arbitration shall be Zurich. The procedural law of this place shall apply where the Rules are silent.

9.9.4	The arbitral award shall be substantiated in writing. The arbitral tribunal shall decide on the matter of costs of the arbitration.

9.9.5	The language to be used in the arbitral proceedings shall be English.
9.10	Confidentiality. The parties acknowledge that by reason of their relationship hereunder, each has had and will continue to have access to certain information and materials concerning the other’s business, plans, customers, technology, and/or Processed Tissues that is considered by a party to be confidential (“Confidential Information”) and of substantial value to that party, which value would be impaired if such information were disclosed to third parties. To the extent that such information is considered confidential, the disclosing party will so indicate to the receiving party, in the case of information in documentary or other tangible form, by labeling it conspicuously as “CONFIDENTIAL” (or words of similar import) and in the case of information conveyed verbally, by identifying same in writing within ten days after the first verbal disclosure. Each party agrees that it will not use in any way other than as expressly authorized or contemplated under this Agreement, nor disclose to any third party, any such Confidential Information revealed to it by the other party, and will take reasonable precautions (and will cause its Affiliates to take reasonable precautions) to protect the confidentiality of such information and with no less restrictive precautions than it takes to protect its own confidential information. Each party will disclose Confidential Information only to those of its employees who have a need to know such information. If Confidential Information is required to be disclosed in response to an order by a court or other government body, or if otherwise required to be disclosed by law, or if necessary to establish the rights of a party under this Agreement, the receiving party shall use reasonable efforts to provide the disclosing party with advance notice of such required disclosure to give the disclosing party sufficient time to seek a protective order or other protective measures, if any are available, for such Confidential Information. “Confidential Information” does not include information, materials, technical data or know-how which: (i) is rightfully in the possession of the receiving party at the time of disclosure as shown by the receiving party’s files and records immediately prior to the time of disclosure; (ii) prior to or after the time of disclosure becomes part of the public knowledge or literature, not as a result of any inaction or action of the receiving party; (iii) is independently developed by a party without the use of any Confidential Information of the other parties; (iv) is obtained from any third party who is authorized to disclose such data and information without obligation of confidentiality, or (v) is approved for release by the disclosing party. This Section 9.10 shall survive termination of this Agreement for a period of two years.

9.11	Public Relations and Announcements. The parties shall agree upon and issue a press release upon the signing of this Agreement including a summary of the relationship established under this Agreement. No party shall issue a press release or any other published statement that refers to another party, its Affiliates or the other party’s Processed Tissues without first obtaining the agreement of

U.S. Service Agreement - Page 14

such other party as to the form and content of the statement, which approval shall be timely and not unreasonably withheld.
          In witness whereof, the parties have each caused this Agreement to be signed and delivered by their duly authorized representatives on the dates set forth below in duplicate, each of which will be treated for all purposes as an original.

	Tutogen Medical, Inc.		Sulzer Calcitek Inc.

By:	/s/ Manfred Krüger Manfred Krüger, President and Chief Executive Officer	By:	/s/ Steven E. Hanson Steven E. Hanson, President

Date: September 29, 2000		Date: September 29, 2000

U.S. Service Agreement - Page 15

Schedule A — Processed Tissues

Tissue Description	Particle Size (microns)	Tissue Volume (cc)
***	***	***
***	***	***
***	***	***
***	***	***
***	***	***

Schedule B
Sulzer’s Service Fees
During the first Contract Year, Sulzer’s Service Fee for a Processed Tissue shall be equal to [***], as indicated in the table that follows:

Processed Tissue	Tutogen Processing Fee
[***]	[***]

[***]	[***]

[***]	[***]

[***]	[***]

[***]	[***]
“Tutogen’s Fee to Tissue User” shall be defined as [***].
Sulzer and Tutogen shall confer and agree upon the amount of Sulzer’s Service Fee after the first Contract Year.

Schedule B to U.S. Service Agreement - Page 16

CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO RULE 406 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ARE SUBJECT TO A CONFIDENTIAL TREATMENT REQUEST. COPIES OF THIS EXHIBIT CONTAINING THE OMITTED INFORMATION HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. THE OMITTED PORTIONS OF THIS DOCUMENT ARE MARKED WITH A [***].
Dental US
Agreement
(“Amendment Agreement”)
regarding the
Amendment
of the
U.S. Service Agreement between Tutogen Medical, Inc., a Florida corporation with offices at 925 Allwood Road, Clifton, NJ 07012, U.S.A. (“Tutogen”), and Sulzer Dental Inc., a Delaware corporation with offices at 1900 Aston Avenue, Carlsbad, California, U.SA. (“Sulzer”) dated 29 September 2000 (the “Agreement”).
WHEREAS, under the Agreement, Sulzer agreed to provide its expertise and certain services to enable Tutogen to make processed bone tissues for dental applications available to users in the United States and Tutogen agreed to process for itself donated allograft bone tissue and to make such bone tissue for dental applications available to users in the United States using exclusively Sulzer’s expertise and support services;
WHEREAS, Tutogen and Sulzer desire to amend certain provisions of the Agreement;
NOW, THEREFORE, the Parties agree as follows:
1.	Definitions

1.1	Unless the context otherwise requires or unless otherwise defined in this Amendment Agreement, terms defined in the Agreement shall be of the same meaning herein.

1.2	Section 1.4 of the Agreement shall be deleted and replaced as follows:

As from January 1, 2002 “Contract Year” shall mean a calendar year.

Dental US
1.3	The following new definitions shall be inserted in the Agreement:

1.3.1	“Next Contract Year” shall mean the Contract Year directly succeeding any Contract Year.

1.3.2	“Product Groups” shall mean:

[***]

1.3.3	“Tutogen’s Revenue” shall mean the amount of Tutogen’s Fee to Tissue User (as amended from time to time) minus the amount of Sulzer’s Service Fees (as amended from time to time).

1.3.4	“Shortage” shall mean the figure representing

Tutogen’s Revenue expected to be earned by Tutogen as specified for each Product Group in the Product Mix and in the increase, as the case may be, for any Contract Year less

Tutogen’s Revenue actually earned by Tutogen for such Product Group during the respective Contract Year, including any Refund paid by Tutogen to Sulzer for such Contract Year for such Product Group.

1.4	The Sections 1.3 until 1.9 shall be re-numbered accordingly.

2.	Section 3.2. of the Agreement shall be deleted and replaced as follows:

3.2 Annual Forecast and Product Mix

3.2.1	No later than until 30 days before the beginning of each Contract Year, and for the first Contract Year 2002 no later than February 28, 2002, Sulzer shall provide Tutogen with an annual forecast of demand for Processed Tissue, specified by type and values at market prices for the Product Groups, for Such Contract Year and specifying Tutogen’s Revenue expected to be earned by Tutogen for such Contract Year (“Provisional Annual Forecast”).

Dental US
3.2.2	Within ten business days after receipt of the Provisional Annual Forecast, Tutogen shall evaluate whether and to what extent it will be feasible for Tutogen to use reasonable efforts as outlined in Section 4.1 of the Agreement to deliver Processed Tissue for each Product Group as specified in the Provisional Annual Forecast and notify Sulzer of its confirmation of the Provisional Annual Forecast or of any reduction thereof (the “Binding Annual forecast”). The Binding Annual Forecast shall be the relevant forecast for Tutogen to use reasonable efforts as outlined in Section 4.1 of the Agreement. 80% of each Product Group as specified in the Binding Annual Forecast shall be the “Product Mix” (as referred to in Section 1.3.4) for the related Contract Year.

3.2.4	The Product Mix for the Contract Year 2002 is set out in Annex 1 to this Amendment Agreement. According thereto, the value of the Product Mix for the Contract Year 2002 amounts to USD [***].

3.	A new Section 3.3 shall be added to the Agreement:

3.3 Increase of the Product Mix

3.3.1	Any increase of the Binding Annual Forecast of the running Contract Year shall be valid only provided that

3.3.1.1	the increase is specified according to the structure of the Provisional Annual Forecast (Section 3.2.1), and

3.3.1.2	the increase has been mutually agreed in writing by the Parties. The amount by which any Binding Annual Forecast has been increased validly shall be the “Increase”.

3.3.3	Tutogen’s obligation to use reasonable efforts as per Section 4.1 of the Agreement shall also apply in respect to an Increase.

Dental US
4.	A new Section 3.4 shall be added to the Agreement:

3.4 Shortage and Refund

3.4.1	In the event that for any Contract Year a Shortage occurs, Sulzer shall pay Tutogen within 30 calendar days after the end of the related Contract Year the amount of such Shortage, provided that such Shortage is not a result of Tutogen’s failure to deliver Processed Tissue as provided in the Product Mix or the Increase.

3.4.2	In case Sulzer has paid in any Contract Year a Shortage to Tutogen for Processed Tissue of any Product Group (in accordance with Section 3.4.1), and Tutogen delivers to users and receives a fee in the Next Contract Year for Processed Tissue of the same Product Group in respect of which such Shortage had been paid, such Shortage shall be compensated by Tutogen by paying to Sulzer the entire amount of Tutogen’s fee to Tissue User (and not only Sulzer’s Service Fee) in connection with such Processed Tissue minus a general overhead fee of [***] of such amount (“Refund”). With the sole exception of the Refund as defined in the foregoing sentence, any other refund, compensation, set-off, whatsoever, of a Shortage paid by Sulzer shall be excluded.

3.4.3	If at the end of any Next Contract Year specific Processed Tissue for which a Shortage has been paid, has not been sold by Tutogen, Tutogen shall be entitled to keep this Shortage as final payment. Ownership and possession of such specific Processed Tissue shall remain with Tutogen at Tutogen’s free disposal without restriction and shall not be transferred to Sulzer.

5.	A new Section 3.5 shall be added to the Agreement:

3.5 Guarantee

3.5.1	As a security for its (potential) payment obligation for the Shortage(s), Sulzer shall provide Tutogen by 15 February of every Contract Year, and for the Contract Year 2002 no later than March 8, 2002, with a guarantee of Sulzer Medica AG (as speci-

Dental US
fied in Annex 2) covering the amount of the expected Tutogen’s Revenue as specified in the Product Mix of the running Contract Year.

3.5.2	If for any Contract Year such guarantee is not provided to Tutogen by 15 February of such Contract Year (for the Contract Year 2002 the date being March 8, 2002). Tutogen shall request Sulzer in writing to provide such guarantee within thirty (30) days, and if after the expiry of such thirty (30) days period such guarantee is still not provided, Tutogen shall be entitled to terminate the Agreement (as amended) with immediate effect. Section 7.2 of the Agreement shall not apply.

3.5.3	If during any Contract Year an Increase has been agreed upon, Tutogen is entitled to request that Sulzer provides a new guarantee of Sulzer Medica AG also covering the amount of the expected Tutogen’s Revenue as specified in such Increase. If such new guarantee of Sulzer Medica AG is not provided to Tutogen within thirty (30) days upon Tutogen’s request, Tutogen shall request Sulzer again in writing to provide such guarantee within fifteen (15) days, and if after the expiry of such fifteen (15) days period such guarantee is still not provided, Tutogen shall be entitled to terminate the Agreement (as amended) with immediate effect Section 7.2 of the Agreement shall not apply. Upon Tutogen’s receipt of such new guarantee to Tutogen, any guarantee previously provided in such Contract Year shall automatically become ineffective.
In all other respects (including the current system of establishing Tutogen’s Fee to Tissue User and Sulzer’s Service Fees), the Agreement, as hereby amended, remains unchanged and fully enforced.

Tutogen Medical, Inc.		Sulzer Dental Inc.

By:	/s/ Manfred Krüger	By:	/s/ Steven Hanson
	Manfred Krüger, President and CEO		Steven Hanson

Date: 28.02.02		Date: March 4, 2002

CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO RULE 406 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ARE SUBJECT TO A CONFIDENTIAL TREATMENT REQUEST. COPIES OF THIS EXHIBIT CONTAINING THE OMITTED INFORMATION HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. THE OMITTED PORTIONS OF THIS DOCUMENT ARE MARKED WITH A [***].
Xenograft Distribution Agreement
This Agreement is made by Tutogen Medical GmbH, a German corporation with offices at Industriestraße 6, D-91077 Neunkirchen am Brand, Germany (“Tutogen”) and Sulzer Calcitek Inc., a Delaware corporation with offices at 1900 Aston Avenue, Carlsbad, California, U.S.A. (“Sulzer”).
W I T N E S S E T H:
WHEREAS, Tutogen collects xenograft bone tissue, processes such tissue, and distributes xenograft bone tissue products through various distributors throughout the world;
WHEREAS, Sulzer manufactures and sells worldwide a line of products used in dental applications and desires to acquire from Tutogen the right to distribute its xenograft bone tissue products worldwide for use in dental applications;
WHEREAS, Tutogen is willing to terminate the right of its existing distributors to sell xenograft bone tissue products for dental applications and to appoint Sulzer as its sole and exclusive distributor for such products in such applications on the terms and conditions set forth herein;
NOW, THEREFORE, in consideration of the foregoing premises and the terms and conditions set forth below, the parties hereby agree as follows:
Definitions
1.1	“Affiliate” shall mean an entity that controls, is controlled by, or is under common control with a party. For purposes of this definition, “control” shall mean the possession, directly or indirectly, of a majority of the voting power of such entity (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise); provided that, such entity shall be deemed an Affiliate only so long as such control continues.

1.2	“Clinical Costs” shall have the meaning set forth in Section 5.3.

1.3	“Contract Year” shall mean the one-year period following the Effective Date of this Agreement and each one-year period following each anniversary of the Effective Date of this Agreement.

1.4	“Effective Date” shall mean the date on which this Agreement has been executed by an authorized officer of each party, as witnessed on the signature page of this Agreement.

1.5	“FDA” shall mean the United States Food and Drug Administration.

1.6	“Field of Use” shall mean all uses of processed xenograft bone tissue in or adjoining the human maxilla or the human mandible.

1.7	“Minimum Sales Goals” shall have the meaning set forth in Section 3.4.

1.8	“Minimums Negotiation Period” shall have the meaning set forth in Section 3.4.1.

1.9	“Permitted Successor” shall mean any individual, corporation, partnership, joint venture, association, trust, or any other entity or organization of any kind or character that assumes the obligations of a party under this Agreement as permitted according to the terms of this Agreement.

1.10	“Products” shall mean the xenograft bone tissue products manufactured by Tutogen or an Affiliate of Tutogen or a Permitted Successor of Tutogen and listed on Schedule A attached hereto. The parties shall mutually agree on the addition of Products to Schedule A.

1.11	“Regulatory Plan” shall have the meaning set forth in Section 5.2.2.

1.12	“Sub-Territory” shall mean one of the following geographic regions or countries comprising in part the Territory: [***].

1.13	“Territory” shall mean the entire world.

1.14	“Third Party” shall mean a person or entity other than Tutogen, any Tutogen Affiliate, Sulzer, any Sulzer Affiliate or any officer, director, or employee of Tutogen, any Tutogen Affiliate, Sulzer, or any Sulzer Affiliate.
2. Grant of Rights
2.1	Exclusive Distribution. Tutogen hereby appoints Sulzer, and Sulzer hereby accepts the appointment during the term of this Agreement as the exclusive distributor of the Products in the Territory for the Field of Use.

2.2	Consideration. In consideration of the transfer of distribution rights in the Products for the Field of Use from Tutogen’s existing international distributors to Sulzer, Sulzer agrees to pay Tutogen a total of US$[***] by wire transfer pursuant to Tutogen’s written instruction, as follows:
2.2.1	US$ [***] shall be paid within [***];

2.2.2	US$ [***] shall be paid within [***] and

2.2.3	US$ [***] shall be paid within [***]
3. Sulzer’s Obligations
3.1	Marketing Efforts. Sulzer agrees to use commercially reasonable efforts to market and sell the Products throughout the Territory for the Field of Use. Sulzer shall have no right or obligation to market the Products for any use other than the Field of Use.

3.2	Forecasting. Within 60 days following the execution of this Agreement, Sulzer shall provide Tutogen with a monthly forecast of demand for the Products during the succeeding six-month period. Commencing with the second calendar quarter
Xenograft Distribution Agreement - Page 2

of 2001 and continuing quarterly thereafter, Sulzer shall provide Tutogen, no later than 15 days prior to each calendar quarter, with a rolling monthly forecast of sales of the Products for the succeeding 12 months. Sulzer’s forecasts shall specify the anticipated sales by Product, by Sub-Territory, and by month. Sulzer shall incur no liability to Tutogen in the event that actual sales of the Products differ from Sulzer’s forecasts.

3.3	Sales Personnel. Sulzer shall use reasonable efforts to train its sales personnel in techniques for proper use of the Products.

3.4	Minimum Sales Goals. Between the 21st month following the Effective Date and the end of the second Contract Year, Sulzer and Tutogen shall agree to minimum annual goals for sales (measured by units of Product) for the Products by Sub-Territory (the “Minimum Sales Goals”) for the third, fourth, and fifth Contract Years. The Minimum Sales Goals shall be recorded on Schedule B. The parties acknowledge that sales of the Products in any particular Sub-Territory is a function of many factors, some of which are beyond the control of Sulzer. Accordingly, the parties’ intent in establishing Minimum Sales Goals is to insure that Sulzer uses reasonable efforts to promote the sale of the Products in a particular Sub-Territory and not to guarantee Tutogen a minimum income.
3.4.1	In the three-month period preceding the end of the fifth Contract Year, and every three years thereafter during the term of this Agreement (such three-month period being the “Minimums Negotiation Period”), the parties shall agree on Minimum Sales Goals of the Products by Territory for three consecutive years.

3.4.2	For each Territory in which a Product is first approved for commercial sale subsequent to the Effective Date, the parties shall establish initial Minimum Sales Goals within two years after the date of Product approval, from that date through the next Minimums Negotiation Period, with subsequent Minimum Sales Goals for the Product thereafter established during the Minimums Negotiation Period as provided by the procedure first set forth herein.

3.4.3	If the parties have not reached agreement on the Minimum Sales Goals in a particular Sub-Territory for a particular year within a time frame specified herein, the parties shall resolve the matter by binding arbitration as provided in Section 9.9 of this Agreement.

3.4.4	In the event that Sulzer fails to meet the Minimum Sales Goal for a Product in any Sub-Territory in any year, then Tutogen shall have the option (i) to engage in co-promotion of the Product, at Tutogen’s sole expense, in the Territory in which the Minimum Sales Goal was not met, or (ii) to co-distribute the Product (either directly or through a Third Party) in the Sub-Territory in which the Minimum Sales Goal was not met.

3.4.5	In the event that Sulzer fails to meet the Minimum Sales Goal for a Product in a Sub-Territory for two consecutive years, then Tutogen shall have the option to terminate Sulzer’s right and license to distribute the Product in that particular Sub-Territory on 30 days written notice to Sulzer.
Xenograft Distribution Agreement - Page 3

3.4.6	Following termination of Sulzer’s right to distribute a Product in a particular Sub-Territory, Tutogen shall have the right to license a Third Party to distribute a product for the same indication in such Sub-Territory. Tutogen shall exercise its option to co-promote, co-distribute, or terminate, if at all, by written notice to Sulzer within 90 days following the date on which such option matures. The remedies set forth herein for Sulzer’s failure to meet the Minimum Sales Goal are exclusive, and Sulzer shall have no duty to pay Tutogen any amount for failure to achieve the Minimum Sales Goal.
4. Tutogen’s Obligations
4.1	Product Supply. Tutogen agrees to use its best efforts to acquire xenograft bone tissue, process the tissue using the Tutoptast® process according to Sulzer’s forecasts for demand for Products, manufacture the Products, package and label the Products as required for distribution in the different countries within the Territory, and sell the Products to Sulzer pursuant to purchase orders issued by Sulzer at the transfer prices listed in Schedule C attached hereto. Sulzer shall pay the transfer price to Tutogen within 45 days from the date of Tutogen’s invoice. In no event shall Tutogen or an Affiliate of Tutogen or a Permitted Successor of Tutogen during the term of this Agreement supply xenograft bone tissue to a Third Party for distribution in the Territory for the Field of Use.

4.2	Termination of Distribution Contracts. Tutogen shall terminate the right of its existing distributors to distribute the Products for the Field of Use as soon as possible after the Effective Date according to the terms of existing distribution agreements, if any. Tutogen agrees to insure that any substantial inventory of the Products held by the distributors at the time of their termination is either returned to Tutogen or transferred to Sulzer.

4.3	Training. Tutogen agrees to provide training services to Sulzer, as reasonably requested by Sulzer, regarding the Tutoplast® process and the manufacture and use of the Products. Tutogen and Sulzer shall confer and agree upon on the scope of and location for the training services to be provided by Tutogen and the distribution of the expenses for such training services.
5. Regulatory Matters
5.1	Import Compliance. Tutogen agrees to comply with and maintain compliance with all governmental rules, regulations, statutes, and other laws of any kind relating to acquisition of xenograft tissue, manufacture the Products, packaging and labeling of the Products, and delivery of the Products to Sulzer for distribution within the Territory.

5.2	Regulatory Responsibilities. The parties understand that as of the Effective Date of this Agreement, the Products are regulated by governmental authorities in most of the countries in the Territory, and Tutogen has obtained approvals from such regulatory authorities to sell many of the Products in such countries. As to Products for which Tutogen has not obtained regulatory approval in a particular country as of the Effective Date, or Products that first become regulated in a
Xenograft Distribution Agreement - Page 4

particular country after the Effective Date, subject to the agreement of both Sulzer and Tutogen to seek regulatory approval therefore, Tutogen shall be responsible for applying for regulatory approval for such Products.
5.2.1	In the event that either Sulzer or Tutogen, in its sole discretion, does not agree to seek regulatory approval for a regulated Product in a particular country, then such Product shall be removed from Schedule A as to that particular country. If Tutogen desires to seek regulatory approval, but Sulzer does not, then Tutogen shall have the right to seek regulatory approval for such product at its own expense and to distribute such product without obligation to Sulzer under this Agreement. If Sulzer desires to seek regulatory approval for such product, but Tutogen does not, Sulzer, subject to Tutogen’s agreement to supply the product, shall have the right to seek regulatory approval for such product at its own expense and to distribute the product without obligation to Tutogen under this Agreement.

5.2.2	In the event that Sulzer and Tutogen each agree to seek regulatory approval for a Product, then the parties shall forthwith meet and agree upon a plan pursuant to which Tutogen will seek regulatory approval for the Product from the regulatory body in question (the “Regulatory Plan”). The Regulatory Plan shall include an agreement as to the scope, timing, and supervisory responsibility for preclinical studies, clinical trials, regulatory submissions, and all other matters related to the regulatory approval process for the Product. The parties shall meet at least once annually to review and amend the Regulatory Plan as dictated by the current status of the clinical and regulatory process.

5.2.3	Sulzer and Tutogen hereby specifically agree to seek a 510(k) approval from the FDA for [***]. The parties shall meet within 90 days following the Effective Date and agree upon a Regulatory Plan therefor.
5.3	Clinical Expenses. Sulzer and Tutogen shall each pay one-half of all out-of-pocket expenses incurred in execution of a Regulatory Plan subsequent to the Effective Date, excluding salary, benefits, and other costs for employees of the parties (the “Clinical Expenses”).
5.3.1	In the absence of an agreement otherwise, a party that incurs Clinical Expenses in a calendar quarter shall invoice the other party quarterly in arrears for one-half of such Clinical Expenses. The invoice shall specify for each such expense the vendor, the purpose, and the date such expense was incurred and shall include a copy of supporting documentation of the expense.

5.3.2	A party receiving an invoice for Clinical Expenses, unless the invoice is disputed, shall either pay the invoice or setoff the invoice with other Clinical Expenses within 45 days from the date of the invoice.
5.4	Ownership of Approvals. Tutogen shall be the record owner of all regulatory approvals to sell Products in the Territory for the Field of Use.

5.5	Product Recalls. Tutogen, as manufacturer of the Products, shall be responsible for execution of and all expenses related to any recall of Products, including, but
Xenograft Distribution Agreement - Page 5

not limited to, retrieving recalled Products from users, scrapping or discarding recalled Products, and resupplying users with replacement Products.
6. Trademark License and Product Labeling
6.1	License Grant. Tutogen grants Sulzer a nonexclusive license under Tutogen’s trademarks, Tutoplast® and Tutodent, to use the trademarks solely in connection with the Products and the marketing thereof within the Territory for the Field of Use.

6.2	Approval of Marketing Publications. Sulzer shall provide Tutogen with samples of all of Sulzer’s marketing and other printed materials utilizing a trademark of Tutogen in advance of publication of the same. Tutogen shall be deemed to have approved such samples for actual use unless it objects in writing within 10 business days following Sulzer’s delivery of same.

6.3	Labeling. Tutogen agrees to include the trademarks of Sulzer on Product labels in a manner mutually agreeable to the parties.

6.4	New Trademarks. Subject to the approval of Tutogen, which shall not be withheld unreasonably, Sulzer shall have the right to adopt new trademarks of its choosing for use in connection with the Products.
7. Term and Termination
7.1	Term. This Agreement shall be effective on the Effective Date and shall remain in effect for an initial term of 10 Contract Years, unless sooner terminated according to the terms set forth in this Agreement. At the end of the tenth Contract Year and each succeeding anniversary of the Effective Date, this Agreement shall renew automatically for a successive one-year term unless one party gives the other party written notice of termination at least 12 months in advance of the renewal date.

7.2	Material Breach. If either party is in material breach of any obligation in this Agreement, the non-breaching party may give written notice to the breaching party of its intention to terminate this Agreement, and this Agreement will terminate 60 days after the giving of such notice unless during the 60-day period (i) the breach has been cured, or (ii) if a breach is incapable of cure within the 60-day period, the breaching party has commenced action which is calculated to result in a cure of the breach to the reasonable satisfaction of the non-breaching party within 120 days after the giving of notice. If at the end of the 60-day or 120-day period following a notice of termination the parties disagree as to whether the Agreement has terminated as provided in this paragraph, the parties shall continue to perform under this Agreement until an arbitration tribunal constituted as provided in this Agreement has ruled on the matter.

7.3	Insolvency. Either party may terminate this Agreement immediately on delivery of written notice to the other party (i) upon the institution by or against such other party of insolvency, receivership, or bankruptcy proceedings or any other proceedings for the settlement of such party’s debts; provided that, with respect to involuntary proceedings, such proceedings are not dismissed within 120 days,
Xenograft Distribution Agreement - Page 6

(ii) upon such other party’s making an assignment for the benefit of creditors, or

(iii) upon such other party’s dissolution or ceasing to do business.

7.4	Refund of Clinical Expenses. In the event that the Agreement terminates (i) by reason of Tutogen’s notice of termination under-Section 7.1, or (ii) by reason of Tutogen’s material breach under Section 7.2, then Tutogen shall be obligated to refund Sulzer’s payment of Clinical Expenses, as determined in this Section 7.4, in obtaining or attempting to obtain regulatory approval for Products under Section 5.2. For each Product as to which Sulzer has reimbursed a portion of Clinical Expenses paid by Tutogen, Tutogen shall be obligated to refund an amount determined by multiplying the Clinical Expenses for that Product by the Refund Ratio. The “Refund Ratio” is
[***]
[***]
[***]
[***]. The refund amount shall be paid in three equal annual installments due on the date of termination, one year after termination, and two years after termination, without interest.
8. Representations, Warranties, Indemnities, and Limitations of Liability
8.1	Tutogen. Tutogen represents and warrants to Sulzer, as follows:
8.1.1	Tutogen has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery, and performance of this Agreement have been validly authorized by Tutogen.

8.1.2	Tutogen has the right to grant to Sulzer the rights and licenses granted in this Agreement.

8.1.3	As of the date of this Agreement, and to the best of its knowledge and belief, neither the manufacture, nor the use, nor the sale of the Products in the Territory constitutes a misuse or misappropriation of confidential information or trade secrets or a breach of confidence, and does not infringe or violate any valid patent, trademark, or copyright or any other intellectual property rights of any third party. Tutogen has disclosed to Sulzer all patents and other intellectual property rights which, to Tutogen’s knowledge, may have a material effect on Sulzer’s ability to market the Products.

8.1.4	Tutogen has not received notice that the manufacture, use, or sale of the Products violates any patent rights or any other intellectual property right or constitutes a misappropriation or misuse of trade secrets or proprietary information.
Xenograft Distribution Agreement - Page 7

8.1.5	Tutogen shall promptly notify Sulzer of any claim of infringement or misappropriation relating to the Products.

8.1.6	To the best of Tutogen’s knowledge and belief, Tutogen possesses all governmental and other approvals required for the collection and processing of xenograft tissue, and Tutogen shall use commercially reasonable efforts to maintain all such approvals throughout the term of this Agreement.

8.1.7	For a period of 12 months from the date of Tutogen’s delivery to Sulzer, each Product shall be free from defects in material, manufacturing, and workmanship, including, but not limited to, disease, excluding defects caused by the abuse, misuse, neglect, or by improper testing, handling, storage, or use by a party other than Tutogen.
8.2	Liability for Breach of Product Warranty. If any failure to conform to the representation and warranty set forth in Section 8.1.7 appears within the applicable warranty period, Tutogen will, at its option and expense, correct any such failure by either replacing the defective or non-conforming Product or by repairing such Product. In no event shall the liability of Tutogen in connection with such warranty exceed the cost of replacing or repairing the defective Product. The foregoing shall constitute the exclusive remedy of Sulzer and the sole liability of Tutogen whether in contract or in tort or otherwise relating to a defect of a Product.

8.3	Exclusion of Other Warranties. The representations and warranties stated in Section 8.1 are expressly in lieu of all other warranties, including, but not limited to, any implied warranty of merchantability or of fitness, and constitute the only warranties made with respect to any Product.

8.4	Sulzer. Sulzer represents and warrants to Tutogen, as follows:
8.4.1	Sulzer has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery, and performance of this Agreement have been validly authorized by Sulzer.
8.5	Indemnity by Tutoqen.
8.5.1	Tutogen shall defend, indemnify, and hold harmless Sulzer against any liability or damages from any third party claims, suits, proceedings, demands, recoveries, or expenses (“Claims”) to the extent that such Claims arise from or are based upon: (i) material breach by Tutogen of any of its representations or warranties contained herein; or (ii) negligence, gross negligence, or intentionally wrongful acts or omissions on the part of Tutogen; provided that Sulzer: (a) promptly notifies Tutogen in writing of any such Claim which comes to its attention; (b) allows Tutogen to control the defense or settlement of such Claim; (c) does not enter into any settlement or compromise of such Claim without the express authorization of Tutogen; and (d) reasonably cooperates with Tutogen in the defense of such Claim, subject to Tutogen’s payment of all reasonable out-of-pocket expenses associated with such cooperation by Sulzer. Sulzer shall have the
Xenograft Distribution Agreement - Page 8

right to participate in a non-controlling fashion in such legal proceeding at its sole expense.

8.5.2	No undertaking of Tutogen under this section shall extend to any such alleged infringement or violation to the extent that it: (a) arises from adherence to design modifications, specifications, drawings, or written instructions which Tutogen is directed by Sulzer to follow, but only if such alleged infringement or violation does not reside in corresponding Product of Tutogen’s design or selection; or (b) arises from adherence to instructions to apply Sulzer’s trademark, trade name, or other company identification; or (c) resides in a Product which is not of Tutogen’s origin and which is furnished by Sulzer to Tutogen for use under this Agreement; or (d) relates to use of Products or other items provided by Tutogen in combination with other Products or items furnished either by Tutogen or others, which combination was not installed, recommended, or otherwise approved by Tutogen. In the foregoing cases numbered (a) through (d), Sulzer will defend and hold Tutogen harmless, subject to the same terms and conditions and exceptions stated above, with respect to Tutogen’s rights and obligations under this clause.
8.6	Indemnity by Sulzer.
8.6.1	Sulzer shall defend, indemnify, and hold harmless Tutogen against any liability or damages from any third party claims, suits, proceedings, demands, recoveries, or expenses (“Claims”) to the extent that such Claims arise from or are based upon: (i) material breach by Sulzer of any of its representations or warranties contained herein; or (ii) negligence, gross negligence, or intentionally wrongful acts or omissions on the part of Sulzer; provided that Tutogen: (a) promptly notifies Sulzer in writing of any such Claim which comes to its attention; (b) allows Sulzer to control the defense or settlement of such Claim; (c) does not enter into any settlement or compromise of such Claim without the express authorization of Sulzer; and (d) reasonably cooperates with Sulzer in the defense of such Claim, subject to Sulzer’s payment of all reasonable out-of-pocket expenses associated with such cooperation by Tutogen. Tutogen shall have the right to participate in a non-controlling fashion in such legal proceeding at its sole expense.

8.6.2	No undertaking of Sulzer under this section shall extend to any such alleged infringement or violation to the extent that it: (a) arises from adherence to design modifications, specifications, drawings, or written instructions which Sulzer is directed by Tutogen to follow, but only if such alleged infringement or violation does not reside in corresponding Product of Sulzer’s design or selection; or (b) arises from adherence to instructions to apply Tutogen’s trademark, trade name, or other company identification; or (c) resides in a Product which is not of Sulzer’s origin and which is furnished by Tutogen to Sulzer for use under this Agreement; or (d) relates to use of Products or other items provided by Sulzer in combination with other Products or other items, furnished either by Sulzer or others, which combination was not installed, recommended or otherwise approved by Sulzer. In the
Xenograft Distribution Agreement - Page 9

foregoing cases numbered (a) through (d), Tutogen will defend and hold Sulzer harmless, subject to the same terms and conditions and exceptions stated above with respect to Sulzer’s rights and obligations under this clause.
8.7	Limitation of Liability to Third Parties. The liability of Tutogen and Sulzer with respect to any and all claims, actions, proceedings, or suits by any third party alleging infringement of patents, trademarks, or copyrights or violation of trade secrets or proprietary rights because of, or in connection with, any items furnished pursuant to this Agreement shall be limited to the specific undertakings contained in this Section 8.

8.8	Exclusion of Consequential Damages. Neither Tutogen nor Sulzer shall in any event or under any circumstances, including, but not limited to liability, delay, or warranty, be liable to the other for special or consequential damages, including but not limited to, loss of profit or revenue, loss of use of production line, or claims by customers for service interruptions. The remedies for the parties set forth in this Agreement are exclusive.
9. Miscellaneous Provisions
9.1	Entire Agreement.
9.1.1	This Agreement, together with the U.S. Service Agreement and the Processed Tissue Development and License Agreement, all between the parties or their Affiliates of even date, embodies the final, complete, and exclusive understanding between the parties and supersedes all previous agreements, understandings, or arrangements between the parties with respect to its subject matter.

9.1.2	No modification or waiver of any terms or conditions hereof, nor any representations or warranties will be of any force or effect unless such modification or waiver is in writing and signed by an authorized officer of the party against whom enforcement is sought.
9.2	Force Majeure. Neither party will be liable to the other for its failure to perform any of its obligations under this Agreement only during any period in which such performance is delayed because of, or rendered impracticable or impossible due to, circumstances beyond its reasonable control, including but not limited to, strike, fire, flood, earthquake, windstorm, governmental acts or orders or restrictions (including acts of regulatory authorities and changes in the regulatory scheme for a Product), failure of suppliers, or any other reason to the extent that the failure to perform is beyond the reasonable control and not caused by the negligence or willful misconduct of the non-performing party, provided that the party experiencing the delay promptly notifies the other of the delay.

9.3	Notices. All notices concerning this Agreement will be written in the English language and will be deemed to have been received (a) two days after being properly sent by commercial overnight courier, or (b) one day after being transmitted by confirmed facsimile, in each case addressed to the address below:
Xenograft Distribution Agreement - Page 10

If to Tutogen:

Tutogen Medical GmbH
Industriestrabe 6,
D-91077 Neunkirchen am Brand
GERMANY
Attention: President and CEO
Telephone: 49 (9134) 99 88 110
Facsimile: 49 (9134) 99 88 119

With a copy to:

Dr. Dirk Lange
Foerster + Rutow
Irrestr. 17-19
90403 Nürnberg
GERMANY
Telephone: 49 (911) 23 569 00
Facsimile: 49 (911) 23 569 11

If to Sulzer:

Sulzer Calcitek Inc.
1900 Aston Avenue
Carlsbad, California 92008-7308
U.S.A.
Attention: President
Telephone: 1 (760) 431-9515
Facsimile: 1 (760) 431-9753

With a copy to:

Sulzer Medica USA Inc.
3 East Greenway Plaza, Suite 1600
Houston, Texas 77046
U.S.A.
Attention: General Counsel
Telephone: 1 (713) 561-6365
Facsimile: 1 (713) 561-6380
9.4	Governing Law. Recognizing that the laws within different international jurisdictions vary in their content and effect with respect to similar subject matter, and that the parties desire uniformity and predictability in interpretation and enforcement of this Agreement and related agreements with international scope made contemporaneously by the parties and their Affiliates, the parties have agreed to the following provisions regarding applicable law to govern this Agreement: All matters affecting the interpretation, form, validity, and performance of this Agreement shall be decided under the laws of Switzerland. The United Nations Convention on Contracts for the International Sale of Goods of April 11, 1980 shall not be applicable.
Xenograft Distribution Agreement - Page 11

9.5	Partial Invalidity. In the event that any provision of this Agreement will be unenforceable or invalid under any applicable law or be so held by applicable court decision, such unenforceability or invalidity will not render this Agreement unenforceable or invalid as a whole, and, in such event, such provision will be changed and interpreted so as best to accomplish the objectives of such unenforceable or invalid provision within the limits of the applicable law or applicable court decisions.

9.6	Independent Contractors. Each party will act as an independent contractor under the terms of this Agreement. Except as otherwise provided in this Agreement, neither party is, nor will it be deemed to be, an employee, agent, partner, co-venturer, or legal representative of the other for any purpose.

9.7	Nonassignability. Neither this Agreement nor any of the rights, interests, duties, or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of law or otherwise by any party without the prior written consent of the other party, except that either party may assign this Agreement to an Affiliate of such party; provided that, in no event shall a party assign to an Affiliate less than the entirety of its rights and obligations under this Agreement. Any assignment made in violation of this Section 9.7 will be void and of no effect. Subject to this Section 9.7, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against, the parties and their Permitted Successors.

9.8	Compliance With Laws. Notwithstanding other provisions in this Agreement regarding a failure to comply with laws, in performing this Agreement, each Party shall comply with all laws and government regulations applicable in a particular country at all times.

9.9	Arbitration.
9.9.1	In the event the Parties are unable to resolve any dispute or conflict arising from or relating to this Agreement within thirty (30) days after it is formally presented for resolution by written notice, any party may submit such conflict for resolution to the Chief Executive Officers of the parties.

9.9.2	In the event the Chief Executive Officers of the parties are unable to resolve such conflict within thirty (30) days after having such conflict submitted to them for resolution, the disputes shall be finally settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce in Paris (“Rules”) by three arbitrators appointed in accordance with the Rules.

9.9.3	The place of arbitration shall be Zurich. The procedural law of this place shall apply where the Rules are silent.

9.9.4	The arbitral award shall be substantiated in writing. The arbitral tribunal shall decide on the matter of costs of the arbitration.

9.9.5	The language to be used in the arbitral proceedings shall be English.
Xenograft Distribution Agreement - Page 12

9.10	Confidentiality. The parties acknowledge that by reason of their relationship hereunder, each has had and will continue to have access to certain information and materials concerning the other’s business, plans, customers, technology, and/or products that is considered by a party to be confidential (“Confidential Information”) and of substantial value to that party, which value would be impaired if such information were disclosed to third parties. To the extent that such information is considered confidential, the disclosing party will so indicate to the receiving party, in the case of information in documentary or other tangible form, by labeling it conspicuously as “CONFIDENTIAL” (or words of similar import) and in the case of information conveyed verbally, by identifying same in writing within ten days after the first verbal disclosure. Each party agrees that it will not use in any way other than as expressly authorized or contemplated under this Agreement, nor disclose to any third party, any such Confidential Information revealed to it by the other party, and will take commercially reasonable precautions (and will cause its Affiliates to take commercially reasonable precautions) to protect the confidentiality of such information and with no less restrictive precautions than it takes to protect its own confidential information. Each party will disclose Confidential Information only to those of its employees who have a need to know such information. If Confidential Information is required to be disclosed in response to an order by a court or other government body, or if otherwise required to be disclosed by law, or if necessary to establish the rights of a party under this Agreement, the receiving party shall use commercially reasonable efforts to provide the disclosing party with advance notice of such required disclosure to give the disclosing party sufficient time to seek a protective order or other protective measures, if any are available, for such Confidential Information. “Confidential Information” does not include information, materials, technical data or know-how which: (i) is rightfully in the possession of the receiving party at the time of disclosure as shown by the receiving party’s files and records immediately prior to the time of disclosure; (ii) prior to or after the time of disclosure becomes part of the public knowledge or literature, not as a result of any inaction or action of the receiving party; (iii) is independently developed by a party without the use of any Confidential Information of the other parties; (iv) is obtained from any third party who is authorized to disclose such data and information without obligation of confidentiality, or (v) is approved for release by the disclosing party. This Section 9.10 shall survive termination of this Agreement for a period of two years.
Xenograft Distribution Agreement - Page 13

9.11	Public Relations And Announcements. The parties shall agree upon and issue a press release upon the signing of this Agreement including a summary of the relationship established under this Agreement. No party shall issue a press release or any other published statement that refers to another party, its Affiliates or the other party’s products without first obtaining the agreement of such other party as to the form and content of the statement, which approval shall be timely and not unreasonably withheld.
     In witness whereof, the parties have each caused this Agreement to be signed and delivered by their duly authorized representatives on the dates set forth below in duplicate, each of which will be treated for all purposes as an original.

	Tutogen Medical GmbH		Sulzer Calcitek Inc.

By:	/s/ Manfred Krüger Manfred Krüger	By:	/s/ Steven E. Hanson Steven E. Hanson
	Managing Director		President

Date:	September 29, 2000	Date:	September 29, 2000
Xenograft Distribution Agreement - Page 14

Schedule A — Products

Description	Particle Size (microns)	Tissue Volume (cc)
***	***	***
***	***	***
***	***	***
***	***	***
***	***	***

Schedule B — Minimum Sales Goals

Contract Year 1 [***]

Contract Year 2 [***]

Contract Year 3 [***]

Contract Year 4 [***]

Schedule B to Xenograft Distribution Agreement — Page 1

Contract Year 5 [***]

Contract Year 6 [***]

Contract Year 7 [***]

Schedule B to Xenograft Distribution Agreement — Page 2

Contract Year 8 [***]

Contract Year 9 [***]

Contract Year 10 [***]
Schedule B to Xenograft Distribution Agreement — Page 3

Schedule C — Transfer Price
     The Transfer Price for the Products during the First Contract Year is set forth in the table below.

Product	Transfer Price
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
     Sulzer and Tutogen shall confer and agree upon the amount of Transfer Price after the first Contract Year.
Schedule C to Xenograft Distribution Agreement - Page 1

Xenograft Distribution Amendment Agreement (“Dental International”)
CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO RULE 406 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ARE SUBJECT TO A CONFIDENTIAL TREATMENT REQUEST. COPIES OF THIS EXHIBIT CONTAINING THE OMITTED INFORMATION HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. THE OMITTED PORTIONS OF THIS DOCUMENT ARE MARKED WITH A [***].
Agreement
(“Amendment Agreement”)
regarding the
Partial Termination and Amendment
of the
Xenograft Distribution Agreement between Tutogen Medical GmbH, a German corporation with offices at Industriestrasse 6, D-91077 Neunkirchen am Brand, Germany, (“Tutogen”) and Sulzer Dental Inc., a Delaware corporation with offices at 1900 Aston Avenue, Carlsbad, California, U.S.A. (“Sulzer”) dated 29 September 2000 (the “Agreement”).
WHEREAS, under the Agreement, Tutogen has appointed Sulzer as its exclusive distributor for the entire world for processed xenograft bone tissues for use in dental applications;
WHEREAS, Tutogen and Sulzer desire to terminate the Agreement for all countries except for France, Germany, Israel, and the United States, combined, however, with an option of Sulzer to reacquire distribution rights for other countries at a later time.
NOW, THEREFORE, the Parties agree as follows:
1.	Definitions

Unless the context otherwise requires or unless otherwise defined in this Amendment, terms defined in the Agreement shall be of the same meaning herein.

2.	The Parties hereby agree that the Agreement shall be terminated with effect as from the date of signature of this Amendment Agreement in respect to all countries except for France, Germany, Israel, and the United States. Accordingly, (subject only to the option as per Section 10.4. below) all rights and obligations of the Parties hereunder shall forthwith only relate to France, Germany, Israel, and the United States (including its possession and territories) and every provision of the Agreement, even if not expressly amended by this Amendment Agreement, shall be construed accordingly.

Xenograft Distribution Amendment Agreement (“Dental International”)
3.	With the exception of unpaid invoices from one Party to the other for products and services provided in accordance with the Agreement, both Parties herewith release each other from any and all obligations and liabilities they may have assumed against each other under or in connection with the Agreement in respect to any country other than France, Germany, Israel, and the United States (including its possession and territories) and herewith waive all potential rights to any claim, liabilities, demands, and causes of action they may have against each other in respect to such countries based on or in connection with this Agreement.

4.	Section 1.12. of the Agreement shall be deleted and replaced as follows:

“Country” shall mean any country in the Territory.

5.	Section 1.13. of the Agreement shall be deleted and replaced as follows:

“Territory” shall mean France, Germany, Israel, and the United States including its territories and possessions.

6.	References to the term “Sub-Territory” in the Agreement, including, but not limited to Sections 3.2. and 3.4., shall be replaced by the term “Country”.

7.	A new Section 10 with the heading “Distribution Rights in other Countries” shall be added to the Agreement:
10.1.	Appointment of Third Party Distributors by Tutogen. Tutogen is free to appoint orher distributors for the Products in all countries outside the Territory, provided, however, that it shall appoint such third party distributor only on the basis of a distribution agreement substantially in the form of the draft in the Annex hereto and provided that such distribution agreements with third party distributors can be terminated (without cause) by Tutogen at any time upon 15 months notice.

10.2.	Use of Tutogen’s Trademarks and Tradenames. Outside the Territory Sulzer shall remove and discontinue the use of any sign or any other designation containing any of Tutogen’s trademarks or trade names, provided that Sulzer shall have the right to continue to use stationary, brochures and other documents that are already printed at the date of the Amendment Agreement for a period of 180 days after the date hereof.

Xenograft Distribution Amendment Agreement (“Dental International”)
10.3.	Review. At least every 15 months, for the first time at the latest by July 2003, Tutogen and Sulzer shall review the market situation in countries outside the Territory in order to evaluate a potential future collaboration (including the reacquisition of the distribution rights by Sulzer) in such countries.

10.4.	Option.

10.4.1	Tutogen hereby grants Sulzer the option to re-acquire distribution rights for any and all countries outside the Territory under the following conditions:
(a)	Sulzer shall indemnify Tutogen against any and all claims of Tutogen’s existing distributor for such country resulting from the termination of the respective distribution relationship by Tutogen.

(b)	Sulzer shall pay to Tutogen an amount equaling to [***] accrued under the distributor relationship existing in such country during the last 12 months preceding the termination of the respective distributor relationship. Sulzer is, however, entitled to set off any net profits accrued by Tutogen out of the new distributor relationship with Sulzer during the first 12 months after the distributor relationship between Sulzer and Tutogen has become effective.
10.4.2	Sulzer may exercise the option specified in 10.4.1 for a particular country at any time until 29 September 2010. In case Sulzer exercises its option in respect to a country, the Parties shall either amend Section 1.13. of the Agreement so to include such country into the term “Territory” or conclude a new distributor agreement in respect to such country, substantially in the form of the Agreement.
8.	Any press release and other announcement to the public, shareholders, authorities, stock exchange and employees regarding the partial termination of the Agreement shall only be made in a form mutually agreed on by the Parties.
In all other respects, the Agreement, as hereby amended, remains unchanged and fully enforced.

Xenograft Distribution Amendment Agreement (“Dental International”)

	Tutogen Medical GmbH		Sulzer Dental Inc.

By:	/s/ Manfred Krüger	By:	/s/ Steven Hanson

	Manfred Krüger, President and CEO		Steven Hanson

	Date: 28.02.02		Date: March 4, 2002

Annex: Distribution Agreement